Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8: Nos. 333-135452, 333-171466 and 333-186356) of Northeast Bancorp of our report dated September 27, 2013, with respect to the consolidated financial statements of Northeast Bancorp and subsidiary, included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 27, 2013